Exhibit 99.1

News Release	NYSE: BOH

Media Inquiries
Stafford Kiguchi
Telephone: 808-694-8580
Mobile: 808-265-6367
E-mail: Stafford.Kiguchi@boh.com

Investor/Analyst Inquiries
Cindy Wyrick
Telephone: 808-694-8430
E-mail: Cindy.Wyrick@boh.com

Bank of Hawaii Corporation Declines to Participate in the U. S. Treasury Capital Purchase Program

FOR IMMEDIATE RELEASE

HONOLULU, HI (December 22, 2008) — Bank of Hawaii Corporation (NYSE: BOH) today announced that the Company does not plan to participate in the Treasury’s Capital Purchase Program.  The program is part of the federal government’s Troubled Assets Relief Program approved by Congress to strengthen the banking system by providing banks with additional capital to increase lending capabilities.

“After careful consideration by management and our Board of Directors, we have decided not to participate in the Capital Purchase Program,” said Allan R. Landon, Chairman and CEO. “Bank of Hawaii has the resources to meet the needs of our customers and support our growth.  We believe that Bank of Hawaii is safe, balanced and prepared to face the challenging operating conditions as the economy slows without government investment.”

As of September 30, 2008, the Company’s capital position was “well capitalized” by all regulatory standards.  The Company’s Leverage Ratio was 7.27 percent and the Tier 1 Capital Ratio was 11.14 percent.

As a benefit to customers, the Company is voluntarily participating in the FDIC’s fee-based expanded insurance program that provides, without limitation, a guarantee on all of Bank of Hawaii’s transaction accounts through December 31, 2009.

This news release contains “forward-looking statements”, such as expectations for our operations and business prospects. Actual results might differ significantly due to a variety of factors. More information about these factors is contained in Bank of Hawaii Corporations’ Annual Report on Form 10-K for the year ended December 31, 2007, filed with the U.S. Securities and Exchange Commission.

Bank of Hawaii Corporation is a regional financial services company serving businesses, consumers and governments in Hawaii, American Samoa and the West Pacific.  The Company’s principal subsidiary, Bank of Hawaii, was founded in 1897 and is the largest independent financial institution in Hawaii.  For more information about Bank of Hawaii Corporation, see the Company’s web site, www.boh.com.

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130 Merchant Street • PO Box 2900 • Honolulu HI 96846-6000 • Fax 808-694-8440 • Website www.boh.com